UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report:  October 1, 2013
Date of earliest event reported:  September 30, 2013
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MAXIMUS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-12997	54-1000588
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1891 Metro Center Drive, Reston, Virginia	20190-5207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 251-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 30, 2013, MAXIMUS, Inc. was notified that its MAXIMUS Federal Services subsidiary was awarded a contract by the U.S. Department of Education, Office of Federal Student Aid (FSA), to provide program management for the Debt Management and Collections System (DMCS). The contract is expected to have a two-year base period with eight one-year option periods. Based on estimated volumes, the total contract value is expected to be approximately $835 million if all options are exercised.

Under the contract, MAXIMUS will provide a wide range of administrative business functions including an in-bound customer contact center to respond to inquiries from borrowers and various third parties. The Company’s comprehensive solution also includes the operation of an intake facility for correspondence, collateral and other hard-copy materials, a correspondence unit to respond to borrowers’ inquiries, a financial transaction processing center, and a mail fulfillment center.

MAXIMUS currently expects that in its fiscal year ending September 30, 2014, this contract will contribute approximately $45 million in revenue and that operating profit will be slightly negative to breakeven. The Company is maintaining its preliminary fiscal 2014 guidance. MAXIMUS still expects fiscal 2014 revenue to range between $1.555 billion and $1.650 billion and diluted earnings per share to range between $1.75 and $1.85

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the Company's filings with the SEC. The Company disclaims any obligation to update forward-looking statements, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date:	September 30, 2013	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary